EXHIBIT 12

                                    AMERICAN EXPLORATION COMPANY
                            RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                   AND PREFERRED STOCK DIVIDENDS
                              (In thousands, except for ratio amounts)

                                                            YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------------
                                            1994         1993         1992         1991          1990
                                          --------     --------     --------     --------      -------
EARNINGS:
(+) Pretax income from continuing
      operations                          $(60,690)    $(18,681)    $(68,791)    $(24,006)     $ 4,298
(+) Interest expense<F1>                     6,638        6,847        9,485       13,609       10,322
(+) Amort. of debt expense                   2,779          739        1,292         -            -
(+) Rent representative of int. factor       1,284        1,533        1,726        1,697        1,245
                                          --------     --------     --------     --------      -------
                                           (49,989)      (9,562)     (56,288)      (8,700)      15,865
                                          --------     --------     --------     --------      -------
FIXED CHARGES:
(+) Int. expensed or capitalized<F1>         8,134        9,193       12,786       17,081       10,322
(+) Amort. of debt expense                   2,779          739        1,292         -            -
(+) Rent representative of int. factor       1,284        1,533        1,726        1,697        1,245
                                          --------     --------     --------     --------      -------
                                            12,197       11,465       15,804       18,778       11,567
                                          --------     --------     --------     --------      -------
PREF. STOCK DIV. REQUIREMENTS<F2>            1,800           75         -              65          244
                                          --------     --------     --------     --------      -------
COVERAGE EXCESS (DEFICIENCY)              $(63,986)    $(21,102)    $(72,092)    $(27,543)     $ 4,054
                                          --------     --------     --------     --------      -------
RATIO OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS                            (3.57)       (0.83)       (3.56)       (0.46)        1.34
                                          --------     --------     --------     --------      -------

<F1>Amortization of deferred financing costs is included in interest expense.

<F2>There was no preferred stock outstanding during 1992.